UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Semmelhack, Henry P.
   Barrister Information Systems, Inc.
   465 Main Street

   Buffalo, NY  14203
2. Issuer Name and Ticker or Trading Symbol
   Comptek Research, Inc. (CTK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   09/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans-
                                              action      action
                                              Date        Code
                                              (Month/
                                              Day/Year)   Code V
------------------------------------------------------------------
------------------------------------------------------------------
 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
 or Disposed of (D)            Securities         Indirect
               A               Beneficially   D   Beneficial
               or              Owned at       or  Ownership
 Amount        D  Price        End of Month   I
------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-
Security                       or Exercise     action
                               Price of        Date
                               Derivative
                               Security
------------------------------------------------------------
Non-Qualified Stock Option     $9.1250         07/31/98 (1)
(right to buy)
-----------------------------------------------------------------------
4)Trans-  5)Number of Derivative            6)Date Exercisable and
action    Securities Acquired (A)           Expiration Date
Code      or Disposed of (D)

Code  V   A                D                Exercisable  Expiration
----------------------------------------------------------------------
A     V   1,000.00                          07/31/99     07/31/08


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount
Security                       action    of Underlying
                               Date      Securities


                  -                      Title
------------------------------------------------------------------
Non-Qualified Stock Option     07/31/98  Common Stock
(right to buy)                 (1)

----------------------------------------------------------------
                  8)Price     9)Number of   10) 11)Nature of
                  of Deri-    Derivative        Indirect
                  vative      Securities    D   Beneficial
    Amount or     Security    Beneficially  or  Ownership
    Number of                 Owned at      I
    Shares                    End of Month
----------------------------------------------------------------
    1,000.00                  1,000.00      D   Direct

Explanation of Responses:

(1)
Granted under the Comptek Research, Inc. Stock Option Plan for
Non-Employee Directors pursuant to Rule 16b-3(c).

SIGNATURE OF REPORTING PERSON
/S/ By: Christopher A. Head, Esq.
    For: Henry P. Semmelhack
DATE